EXHIBIT 99.1
Tronox Incorporated Reports Preliminary
2008 First-Quarter Earnings
     Oklahoma City, April 30, 2008 – Tronox Incorporated (NYSE: TRX, TRX.B) today reported a preliminary loss from continuing operations for the 2008 first quarter of $1.4 million ($0.03 per diluted common share), compared with a loss from continuing operations for the 2007 first quarter of $9.0 million ($0.22 per diluted common share). The increase in the 2008 first-quarter results compared to the prior-year period was mainly due to lower selling, general and administrative (SG&A) expenses and gains on land sales of $5.3 million ($0.13 per share). These improvements were partially offset by lower titanium dioxide (TiO2) pricing compared to the first quarter of the prior year coupled with increased input and freight costs.
Highlights
•	Decreased SG&A costs by $7.4 million in the first quarter of 2008 versus the prior-year quarter

•	Received more than $5 million in proceeds from land sales

•	Achieved an additional $8 million in annual cash cost reductions through the Project Cornerstone initiative, for total cash cost reductions of $78 million since the program began

•	Signed agreement to sell titanium tetrachloride from Tronox’s Hamilton, Miss., plant to RTI International Metals, Inc.

•	Seasonal working capital needs during the first quarter resulted in an outstanding balance on the revolver of $43 million.
     “We continue to execute on our plan to reduce cash costs and SG&A, which partially offset the sustained high freight and process chemical costs in the first quarter,” said Tom

Adams, Tronox chairman and chief executive officer. “In addition, we completed several land sales, with proceeds of more than $5 million. With expectations of continued high input and freight costs in the second quarter, our employees worldwide are continuing to work diligently to reduce cash costs and working capital to help offset the margin squeeze as we work with customers to implement previously announced price increases. We continue to identify alternatives to further reduce costs and increase revenues in recognition of the challenging business environment.”
     Net sales for the quarter increased to $349.1 million compared to $339.1 million in the prior-year quarter, primarily due to the effects of foreign exchange. Net loss for the quarter, was $0.2 million ($0.00 per share), versus a net loss of $9.4 million ($0.23 per share) in the 2007 first quarter.
     Adjusted EBITDA was $35.0 million in the first quarter of 2008, compared with $39.1 million in the 2007 first quarter.

	Three Months Ended
	March 31,
(Millions of dollars, except per-share amounts)	2008	2007
Loss from Continuing Operations	$(1.4)	$(9.0)
Income (Loss) from Discontinued Operations	1.2	(0.4)

Net Loss	$(0.2)	$(9.4)

Diluted Earnings Per Share
Loss from Continuing Operations	$(0.03)	$(0.22)
Income (Loss) from Discontinued Operations	0.03	(0.01)

Net Income (Loss)	$0.00	$(0.23)

Adjusted EBITDA (1)	$35.0	$39.1

(1)	Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that Adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under

GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate Adjusted EBITDA differently, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A detailed reconciliation to the comparable GAAP financial measures can be found on page 10 of this news release and also can be found in the Investor Relations section of the company’s website at http://www.tronox.com/ir/GAAP_reconciliation.htm.
Outlook
     In the first quarter, global TiO2 demand grew in the range of 3% to 4% compared to the prior-year quarter, with continued high growth in the Asia-Pacific region, average growth in Europe and a slight decrease in demand in the Americas.
     “Global freight, process chemicals and energy, are expected to further increase in the second quarter, and projections indicate the weak North American market will continue through the balance of the year,” said Adams. “As such, further price increases are required, and we are actively working with customers to implement previously announced increases. In addition, we are continuing to accelerate our cost reduction program and move product to meet customers’ needs in high-demand markets.”
Titanium Dioxide Pigment Results
     Pigment sales for the first quarter of 2008 were $321.6 million, compared with $315.4 million in the prior-year period. The increase was primarily due to the effect of foreign exchange, partially offset by lower TiO2 pricing compared to the prior-year quarter and lower heavy mineral sales volume resulting from lower-grade ores currently being mined. First-quarter 2008 TiO2 production volumes, including 100% of the Tiwest Joint Venture, increased to 146,400 from 145,200 in prior-year quarter.
     TiO2 pricing increased approximately 2% in the first quarter 2008 compared to the fourth quarter 2007, due to the effect of foreign exchange and real price increases.
     For the 2008 first quarter, pigment recorded an operating loss of $3.0 million, compared with an operating profit of $7.3 million for the 2007 first quarter. The decrease was mainly due to lower average selling prices, increased freight and input costs and the effects of foreign exchange. These were partially offset by lower SG&A costs.

Electrolytic and Other Chemical Products Results
     Electrolytic and other chemical products sales for the 2008 first quarter were $27.5 million, compared with $23.7 million in the 2007 first quarter, reflecting both increased pricing and higher volumes.
     For the 2008 first quarter, the operating profit for electrolytic and other chemical products was $1.7 million, compared with an operating loss of $0.6 million in the first quarter of 2007. The increase was primarily due to pricing and volumes, partially offset by increased freight costs.
Corporate and Nonoperating Sites
     Corporate and nonoperating sites recorded an operating loss of $0.8 million for the 2008 first quarter, compared with an operating loss of $4.5 million in the 2007 period. The improvement was primarily due to lower SG&A expenses during the 2008 period.
     Other income increased by $4.4 million primarily due to the effects of foreign exchange on intercompany loans.
Debt and Cash Balances
     In the first quarter of 2008, Tronox paid off its note payable ($7.9 million) incurred in connection with the acquisition of mining tenements in Western Australia. Total debt at March 31, 2008, was $517.6 million, including $43.0 million outstanding on its $250 million revolving credit facility. Cash and cash equivalents at March 31, 2008, were $9.2 million, resulting in net debt outstanding of $508.4 million.
Conference Call
     Tronox will hold a conference call today at 10 a.m. EDT to discuss its first-quarter 2008 financial and operating results and expectations for the future. Interested parties may listen to the call via Tronox’s website at www.tronox.com or by calling 1-800-231-7043 in the United States or 617-597-5414 outside the United States. The code for both dial-in numbers will be 92024382#. A replay of the call will be available for seven days at 1-888-286-8010 in the

United States or 617-801-6888 outside the United States. The code for the replay will be 98827108#. The webcast will be archived for 30 days on the company’s website.
     Conference call participants are encouraged to pre-register for the call at: https://cossprereg.btci.com/prereg/key.process?key=PWXUVBK88.
About Tronox
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com
08-15

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	First Quarter Ended
	March 31,
(Millions of dollars, except per-share amounts)	2008	2007
Consolidated Statements of Operations
Net sales	$349.1	$339.1
Cost of sales	323.6	301.9

Gross margin	25.5	37.2

Selling, general and administrative expenses	27.6	35.0
Gain on land sales	5.3	—
Provision for environmental remediation and restoration, net of reimbursements	—	0.2

	3.2	2.0

Interest and debt expense	(12.3)	(12.3)
Other income, net	6.1	1.7

Loss from continuing operations before income taxes	(3.0)	(8.6)
Income tax benefit (provision)	1.6	(0.4)

Loss from continuing operations	(1.4)	(9.0)

Income (loss) from discontinued operations, net of income taxes	1.2	(0.4)

Net loss	$(0.2)	$(9.4)

Income (loss) per common share:
Basic -
Continuing operations	$(0.03)	$(0.22)
Discontinued operations	0.03	(0.01)

Net income (loss)	$—	$(0.23)

Diluted -
Continuing operations	$(0.03)	$(0.22)
Discontinued operations	0.03	(0.01)

Net income (loss)	$—	$(0.23)

Weighted average shares outstanding (thousands):
Basic	40,936	40,608
Diluted	40,936	40,608

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	First Quarter Ended
	March 31,
(Millions of dollars)	2008	2007
Segment Information
Net sales
Pigment	$321.6	$315.4
Electrolytic and other chemical products	27.5	23.7

Total	$349.1	$339.1

Operating profit (loss)
Pigment	$(3.0)	$7.3
Electrolytic and other chemical products	1.7	(0.6)

	(1.3)	6.7

Corporate and nonoperating sites	(0.8)	(4.5)
Provision for environmental remediation and restoration	—	(0.2)
Land sales	5.3	—

Total operating profit	3.2	2.0

Interest and debt expense	(12.3)	(12.3)
Other income, net	6.1	1.7
Income tax (provision) benefit	1.6	(0.4)
Income (loss) from discontinued operations, net of income taxes	1.2	(0.4)

Net loss	$(0.2)	$(9.4)

Other income, net
Net foreign currency transaction gain	$7.0	$(0.3)
Equity in net earnings (loss) of equity method investees	(0.3)	0.7
Interest income	0.2	0.8
Loss on sale of accounts receivable (1)	(0.8)	—
Other income (expense)	—	0.5

Total	$6.1	$1.7

(1)	Includes interest income accreted on collections of securitized receivables.

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	First Quarter Ended
	March 31,
(Volumes and capacity in thousands of tonnes)	2008	2007
Selected Information
Titanium Dioxide Operating Statistics
Production volumes
100% owned facilities	121.8	119.4
50% owned production — Tiwest joint venture	12.3	12.9

Total Tronox production	134.1	132.3
Product purchased from Tiwest joint venture partner	12.3	12.9

Total production available to be marketed by Tronox	146.4	145.2

Production capacity — period to date
100% owned facilities	133.0	133.0
50% owned production — Tiwest joint venture	13.7	13.7

Total Tronox production capacity	146.7	146.7
Production capacity of Tiwest joint venture partner	13.8	13.8

Production capacity available to be marketed by Tronox	160.5	160.5

Percentage change in average TiO2 selling price in U.S. dollars
Q1, 2008 vs. Q4, 2007	2%

	At	At
	Mar. 31,	Dec. 31,
(Millions of dollars)	2008	2007
Selected Balance Sheet Information
Cash and cash equivalents	$9.2	$21.0
Current assets	704.6	693.1
Total assets	1,746.5	1,723.4
Current liabilities	397.4	448.2
Long-term debt	516.3	475.6
Stockholders’ equity	451.9	429.6
Shares outstanding at period-end (thousands)	41,633	41,425

	First Quarter Ended
	March 31,
	2008	2007
Selected Cash Flow Information
Net cash flows from operating activities	$(27.2)	$(14.9)
Depreciation and amortization	28.5	27.9
Capital expenditures	8.3	14.3

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	First Quarter Ended
	March 31,
(Millions of dollars)	2008	2007
Adjusted EBITDA
Net loss	$(0.2)	$(9.4)
Interest and debt expense	12.3	12.3
Interest income	(0.2)	(0.8)
Income tax provision (benefit)	(1.6)	0.2
Depreciation and amortization expense	28.5	27.9

EBITDA	38.8	30.2

(Income) loss from discontinued operations	(1.2)	0.6
Provision for environmental remediation and restoration, net of reimbursements	—	0.2
Gain on sale of assets	(5.4)	—
Noncash charges constituting:
Loss on sales of accounts receivable	0.8	—
Write-downs of property, plant and equipment and other assets	0.1	0.1
Other items (a)	1.9	8.0

Adjusted EBITDA	$35.0	$39.1

(a)	Includes noncash stock-based compensation, noncash pension and postretirement cost and accretion.
Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate adjusted EBITDA differently, this presentatio